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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         November 21, 2000
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                               Dean Foods Company
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             (Exact name of registrant as specified in its charter)


         Delaware                     1-08262               36-0984820
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(State or other jurisdiction    Commission File No.)      (IRS Employer
         of incorporation)                              Identification No.)


  3600 N. River Road             Franklin Park, IL             60131
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(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code        (847) 678-1680
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          (Former name or former address, if changed since last report)


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Item 5 - Other Events

             DEAN FOODS LOWERS SECOND QUARTER EARNINGS EXPECTATIONS


Franklin Park, IL - November 21, 2000 - Dean Foods Company (NYSE: DF) announced today that it expects earnings per share for the fiscal second quarter, ending November 26, 2000, will be below expectations, in the range of 65 cents to 68 cents per diluted share. Second quarter sales are expected to increase approximately 3 percent compared to the second quarter of fiscal 2000.

         Second quarter sales in the National Refrigerated Products Group are projected to increase over 30% from the prior year. New product introductions, including Dips for One, Marie's pourable salad dressings, Intermediate Shelf Life Milk Chugs, and the Land O'Lakes Grip 'n Go single serve milk product, continue to progress well. Consistent with comments made in the first quarter, the Company continues to invest in advertising, promotion, and other costs associated with new product introductions. Second quarter spending for these investments is expected to approximate first quarter levels of $6 million.

         The Company continues to see substantial growth in its intermediate and extended shelf life products. Costs associated with the significant ramp-up of complex, state-of-the-art technology to produce these products in the National Refrigerated Products Group are expected to impact second quarter earnings by approximately $4 million. The Company is focused on improving the production processes and continued progress is expected throughout the second half of the fiscal year.

         Second quarter results in the Specialty Foods Group are being impacted by a softening of sales for powdered products, principally in the international export business, and for pickles. In this business segment, the Company was unable to pass through higher packaging, distribution, and energy costs incurred during the quarter. The Company is also consolidating a number of regional pickle brands in order to improve distribution of its strongest brands and increase operating efficiencies. The Company is supporting this program through increased promotional and other expenditures. As a result of these factors, the Specialty Foods Group's second quarter earnings will be reduced by approximately $4 million.


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         The Dairy Group is expected to generate earnings and margins for the second quarter at approximately the same levels as in the first quarter of the fiscal year. Volumes have been somewhat below expectations in selected key markets due to continued relatively high prices for fluid milk at the retail level.

         Howard Dean, Chairman and Chief Executive Officer, commented, "While we are disappointed with the overall anticipated results for the second quarter, we are pleased with the solid performance of the Dairy Group and the strong sales growth achieved within the National Refrigerated Products Group. We are confident the operational issues associated with the intermediate and extended shelf life technology will be resolved and the division will be a strong contributor to second-half performance."

         The Company will provide guidance regarding performance for the remainder of the fiscal year in conjunction with its second quarter earnings release on December 20, 2000.

         Dean Foods is one of the nation's leading dairy processors and distributors producing a full line of branded and private label products, including fluid milk, ice cream and extended shelf life products, which are sold under the Dean's and other strong regional brand names. Dean Foods is the industry leader in other food products including pickles, powdered non-dairy coffee creamers, aseptically packaged foodservice products, and refrigerated dips and salad dressings. More information about Dean Foods can be found on its Web site at http://www.deanfoods.com.

         Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this press release. These risks include, but are not limited to, the ability to integrate acquisitions, adverse weather conditions resulting in poor harvest conditions, raw milk and resin costs, interest rate fluctuations, competitive pricing pressures, the effectiveness of marketing and cost-management programs and shifts in the market demand.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               Dean Foods Company
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                                                 (Registrant)


Date:       November 21, 2000               /s/ Barbara A. Klein
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                                                Barbara A. Klein
                                           Vice President Finance and
                                             Chief Financial Officer